UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report

              Pursuant to Section 13 or 15(d) of the Securities and
                              Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): October 15, 1999

                             HelpMate Robotics Inc.
             (Exact name of registrant as specified in its charter)

           Connecticut                    1-14160            06-1110906
  (State or other jurisdiction    (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)

      22 Shelter Rock Lane
      Danbury, Connecticut                                   06810
      (Address of principal executive offices)               (Zip Code)

       Registrant's telephone number, including area code: (203) 798-8988

Item 5. Other Events

HelpMate Robotics Inc. (the "Company"), announced today that it has agreed to sell substantially all of its assets to Pyxis Corporation, a subsidiary of Cardinal Health, Inc. of Dublin, Ohio ("Pyxis"). In consideration for the sale, the Company will receive $12.5 million in cash and Pyxis will assume certain of the Company's liabilities. The cash purchase price is subject to certain closing and post-closing adjustments and to the making of certain required payments to third parties. Moreover, $1.25 million of the cash purchase price will be held in escrow for a period of approximately two years and would be available to settle potential indemnification claims.

The closing of the transaction with Pyxis is subject to the approval of the Company's shareholders and to other customary closing conditions. The Company anticipates that the transaction will close prior to the end of its fourth quarter ending December 31, 1999. The Company also anticipates distributing a substantial portion of the closing proceeds during the first quarter of the fiscal year 2000.

The Company's management is currently considering the steps which it might take after the closing, including the dissolution of the Company

The foregoing description of the proposed transaction between the Company and Pyxis is qualified in its entirety by reference to the copy of the Company's asset purchase agreement with Pyxis filed herewith as Exhibit 10.83.

Except for historical information, all other information in this filing consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are (1) the delay in obtaining or failure to obtain shareholder approval of the transaction; (2) the inability or failure of the Company or Pyxis to meet any of the closing conditions in the purchase agreement; (3) the impact of closing and post-closing adjustments and of payments to third parties on the net cash to be received by the Company; (4) the extent to which any per share distribution to the Company's Shareholders of the net sale proceeds would be diminished as a result of the exercise of outstanding options and warrants; and (5) the Company's performance through the closing.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

10.83 Asset Purchase Agreement dated as of October 14, 1999 between Pyxis Corporation and HelpMate Robotics Inc.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned , thereunto duly authorized.

                                           HelpMate Robotics Inc.
                                           ----------------------
                                                (Registrant)


Date: October 15, 1999                     /s/ Joseph  F. Engelberger
                                           -------------------------------------
                                           Joseph F. Engelberger
                                           Chairman and Chief Executive Officer